EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
of Ceridian Corporation:

     We consent to the incorporation by reference in Registration Statements Nos. 333-56822, 333-56818, 333-56828, 333-56820, 333-64944 and 333-82466 on Form S-8 of Ceridian Corporation of our reports dated March 12, 2004, except as to Note B which is as of February 17, 2005. Such reports relate to the consolidated financial statements and related financial statement schedule of Ceridian Corporation and subsidiaries as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 and are included or incorporated by reference in the 2003 Annual Report on Form 10-K/A of Ceridian Corporation.

Our report dated March 12, 2004, except as to Note B which is as of February 17, 2005, contains an explanatory paragraph that states that the accompanying consolidated balance sheets as of December 31, 2002 and 2001 and the related consolidated statements of operations, stockholders equity and comprehensive income, and cash flows for the three years ended December 31, 2003, 2002 and 2001 have been restated.

Our report dated March 12, 2004, except as to Note B which is as of February 17, 2005, notes that the company adopted the provisions of Statement of Financial Standards No. 142, “Goodwill and other Intangible Assets,” on January 1, 2002.

KPMG LLP
     /s/ KPMG LLP

Minneapolis, Minnesota
February 17, 2005